Exhibit 99.1

NeuroMetrix Announces $21.3 Million At The Market Private Placement of Preferred Stock and Warrants

Waltham, MA--(BUSINESS WIRE)--NeuroMetrix, Inc. (NASDAQ: NURO) announced today that it entered into a definitive securities purchase agreement with a healthcare dedicated institutional investor in connection with a private placement of 21,300 shares of Series C convertible preferred stock at a price of $1,000 per share and warrants to purchase an aggregate of approximately 11.8 million shares of common stock at an exercise price of $1.69 per share. The Company expects to receive gross proceeds from the offering of $21.3 million and it is expected that approximately $13.8 million of the proceeds of the offering will be used to redeem 13,800 shares of Series C convertible preferred stock held by the healthcare dedicated institutional investor and the balance of the proceeds will be used for general working capital purposes.

The Series D convertible preferred stock is convertible at any time into an aggregate of approximately 11.8 million shares of common stock at an initial conversion price of $1.805 per share, subject to certain ownership limitations. The Series D convertible preferred stock is only entitled to dividends in the event dividends are paid on the Company’s common stock and will not have any preferences over the Company's common stock, including liquidation rights. The warrants are immediately exercisable and will expire five years from the earlier of (i) the effective date of a resale registration statement to be filed by the Company and (ii) December 2, 2016.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent for the transaction.

The offering is expected to close on or about June 8, 2016, subject to satisfaction of customary closing conditions.

The shares of Series D convertible preferred stock and warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investor, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon conversion of or in connection with the Series D convertible preferred stock and upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NeuroMetrix

NeuroMetrix is an innovative health-care company that develops wearable medical technology and point-of-care tests that help patients and physicians better manage chronic pain, nerve diseases, and sleep disorders. The company is located in Waltham, Massachusetts and was founded as a spinoff from the Harvard-MIT Division of Health Sciences and Technology in 1996. For more information, please visit www.NeuroMetrix.com.

NeuroMetrix, Inc.
Thomas T. Higgins, 781-314-2761
SVP and Chief Financial Officer
neurometrix.ir@neurometrix.com

Source: NeuroMetrix, Inc.